Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-46454, 333-138219, 333-198117, 333-211744, and 333-272490) on Form S-8 of our report dated February 13, 2026, with respect to the consolidated financial statements of TTM Technologies, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Irvine, California

February 13, 2026